Exhibit 99.3

dELiA*S, INC.

COMMON STOCK, PAR VALUE $.001 PER SHARE

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD

STOCKHOLDERS OF dELiA*S, INC.

To SECURITIES DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering (the “Rights Offering”) by dELiA*s, Inc. (“dELiA*s) of shares (“Shares”) of common stock, par value $.001 per share, of dELiA*s (the “Common Stock”) pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Common Stock at the close of business on                     , 2005 (the “Record Date”). The Rights are described in dELiA*s’ Prospectus dated                     , 2005 (the “Prospectus”).

In the Rights Offering, dELiA*s is offering an aggregate of                      Shares, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2005, unless extended in the sole discretion of dELiA*s (as it may be extended, the “Expiration Date”).

Each              of a Right allows the holder thereof to subscribe for one Share at the cash price of $             per Share (the “Subscription Price”).

The Rights are evidenced by a transferable Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to              of a Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify all beneficial owners of Common Stock for which or whom you act as nominee as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights, other than fees and expenses of the Subscription Agent, will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by dELiA*s or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instruction as to Use of dELiA*s, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by dELiA*s)

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by dELiA*s;

5. Nominee Holder Certification; and

6. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Deliver if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each Share subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised or sold prior to the Expiration Date will expire without value and will be exercised by MLF Investments, LLC or one of its affiliated investment funds pursuant to a Standby Purchase Agreement as described in the Prospectus in the Section entitled “The Rights Offering—Intended Purchases; Backstop Agreement”.

Additional copies of the enclosed materials may be obtained from the Subscription Agent, 59 Maiden Lane, Plaza Level, New York, NY 10038. The Subscription Agent’s telephone number is (877) 248-6417.

Very truly yours,

dELiA*s, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF dELiA*s, INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.